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                                                                    Exhibit 99.j

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2005, relating to the financial statements and financial highlights which appears in the December 31, 2004 Annual Report to Shareholders of RS Diversified Growth Fund, RS Emerging Growth Fund, RS Growth Fund, The Information Age Fund(R), RS Internet Age Fund(R), RS MidCap Opportunities Fund, RS Smaller Company Growth Fund, RS Global Natural Resources Fund, RS Partners Fund and RS Value Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
San Francisco, California
April 27, 2005